Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
October 26, 2017

Thank you Tim and good morning everyone.

During the third quarter, the financial performance of the Energy Equipment Group continued to reflect mixed demand conditions for the end markets we serve. For the quarter, revenues increased slightly over last year due to higher volumes in our wind towers and utility structures businesses, partially offset by continued softness in the Group’s other product lines. Third quarter margins for the Group declined year over year as a result of pricing pressure.

At the end of the third quarter, our wind tower backlog totaled $847 million, providing stable production visibility. As we indicated on our last earnings call, we expect fourth quarter revenues to decline sharply as a customer has exercised their right to defer delivery of some towers until the 1st quarter of 2018. The deferral will result in a compressed margin as our overhead costs remains unchanged with fewer sales dollars to cover those costs. Our revenue run-rate will normalize in the first quarter of next year.

During the third quarter, demand for utility structures continued to improve. However, projects tend to be on the small-side and the market is challenging. Our current order book provides good near term visibility. Long-term fundamentals remain intact based on the need to replace aging infrastructure and improve the reliability of the grid.

The third quarter results for our Inland Barge Group reflect significant year-over-year volume reductions as weak market conditions persist. For the quarter, the Group reported revenues of $28 million and a small operating loss. Overcapacity and declines in freight movements that transport goods along the inland waterways are expected to continue to create significant headwinds.

During the quarter, we received orders for new barges totaling $63 million, bringing the backlog to $126 million compared to $91 million at the end of the second quarter. Orders placed during the quarter were for 2018 and 2019 delivery. While we were pleased to extend our backlog, the orders received during the quarter reflect strategic buying decisions by our customers.

In our Construction Products Group, third quarter revenues were down 6% compared to last year on lower volumes in our highway products and construction aggregates businesses, partially offset by an increase in revenues generated by our shoring products business. During the quarter we had an unusual situation that impacted revenues and operating profit. In August, an equipment failure at one of our highway products plants negatively impacted our operating profit by approximately $2 million.

The strategic investments we have made in our Construction Products Group align with our positive long-term view of growth-opportunities associated with infrastructure spending.

And now, I will turn the presentation over to Steve.